Agreement between Royce Biomedical Inc. ("Royce") and Curvelo Trade & Finance
                 Ltd., ("Curvelo") dated 1st day of March 2005

Whereas Curvelo is the assignee of a Promissory Note dated September 30, 2002 in the amount of $25,000 USD plus interest thereon is due and payable by Royce as of the date above written, and the Promissory Note is in default;

Whereas Royce acknowledges that the Promissory Note is in default;

Therefore in consideration for the receipt of one million common shares in the capital of Royce, Curvelo hereby agrees not to seek legal enforcement of the Promissory Note and interest thereon until March 31 2005.

/s/ Garcia Cordoba Guadalupe Xochinua          /s/ Donald Gee
-------------------------------------          -----------------------------
Authorized signatory                           Authorized signatory
Curvelo Trade & Finance Ltd.                   Royce Biomedical Inc.